Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

VIROMED INTRODUCES MOLECULAR TESTS FOR RAPID DIAGNOSIS OF
RESPIRATORY VIRUSES INCLUDING AVIAN FLU

Real-time PCR Test Quickly Detects and Differentiates the H5N1 Avian Flu Strain
from Other More Common Respiratory Virus Strains

Burlington, NC, and Minneapolis, MN, December 01, 2005 — ViroMed Laboratories, Inc., a subsidiary of Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) and a national leader in virology testing, today announced the availability of a real-time polymerase chain reaction (PCR) test for the typing of influenza A strains, including the avian flu H5N1 strain. In addition to the influenza A typing assay, a real-time PCR test for three common respiratory pathogens, influenza A, influenza B and respiratory syncytial virus (RSV), is now offered. Both tests can be performed directly on respiratory samples or on culture viral isolates.

“The addition of these tests further enhances ViroMed’s comprehensive respiratory pathogen test menu,” noted Myla Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “These rapid molecular tests detect the presence of common influenzas and other respiratory pathogens, while providing specific typing information for strains such as the H5N1 avian flu strain. As flu season approaches and concerns about avian flu mount, the level of detailed information these tests provide will be useful for the surveillance and monitoring of influenza activity. Faster diagnosis also leads to appropriate and cost effective antiviral treatment sooner, and brings peace of mind to physicians and their patients by expeditiously identifying the cause.”

ViroMed is highly experienced in all methods of laboratory testing for influenza. The ViroMed laboratory has served as a testing center for antiviral drug resistance studies in influenza strains isolated globally. In addition to PCR-based assays, ViroMed also has the capabilities to detect respiratory pathogens using more traditional assays such as rapid and standard culture methods and antibody-based detection methods.

About ViroMed
Established in 1982, ViroMed Laboratories, Inc. is a national leader in specialized clinical diagnostic testing in virology, molecular biology, serology and microbiology, as well as in tissue and eye bank testing. ViroMed is one of the foremost suppliers of cell culture products in North America and is also a leader in antiviral clinical trials testing. ViroMed clients include physicians, government agencies, managed care organizations, hospitals, clinical labs and pharmaceutical companies.

ViroMed Laboratories, Inc. is a subsidiary of Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH). To learn more about LabCorp, visit www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.